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                                                               EXHIBIT (A)(1)(G)

                         AMENDMENTS TO OFFER TO PURCHASE

                               DATED JUNE 1, 2001


          The original Offer to Purchase, dated June 1, 2001, and included as Exhibit (a)(1)(A) to the original Schedule TO, is amended as follows:

          1. Section 6 - Purchase of Shares and Payment of Purchase Price. The first sentence of the fourth paragraph of Section 6 of the Offer to Purchase is amended by deleting the phrase "as soon as practicable" and inserting the phrase "as promptly as practicable."

          2.      Section 7 - Conditions of the Tender Offer.

                   A. The introductory paragraph and each of the "bulleted" paragraphs of Section 7 of the Offer to Purchase are amended by deleting the phrase "in our judgment" and inserting the phrase "in our reasonable judgment."

                   B. The first sentence of the last paragraph of Section 7 of the Offer to Purchase is amended by deleting the phrase "at any time and from time to time in our sole discretion" and inserting the phrase "at any time on or after the date of this Offer to Purchase and before the expiration date in our reasonable judgment."

         Except as specifically set forth herein, the Offer to Purchase dated June 1, 2001 shall remain in full force and effect without further modification or amendment.